Exhibit 99.1

ONDAS × 4M SMART DEMINING

NASDAQ: ONDS

ONDAS TO ACQUIRE CONTROLLING INTEREST IN 4M DEFENSE

Expanding into Smart Demining with Terrestrial and Subsurface Robotics, and AI-Powered Intelligence Platform

4M Defense

- Smart demining company with capabilities through a multi-layered, AI-powered analytics platform and integrated robotic systems
- Offering an AI Driven Terrestrial Intelligence Platform (TIP) using satellite, drone, and historical data to detect underground threats
- Core team includes veterans of IDF Unit 9900 and combat engineering units
- Targets 110M+ landmines across 60+ countries with both defense and civil applications





Strategic Fit

- Establishes ground-based intelligence as a new vertical within Ondas Autonomous Systems
- Strengthens multi-domain intelligence through the Optimus System and Insightful™ analytics
- Combines aerial and subsurface intelligence for unified situational awareness
- Expected to accelerate growth in Israel, Ukraine, and other regions facing subsurface threats

Market Opportunity S10B+ landmine clearance market 1 S20 – S40B subsurface mapping & terrain intelligence market 1 Growth Potential • Expands Ondas Autonomous Systems’ addressable market to include subsurface intelligence and landmine clearance, estimated at over $30B globally 1 • Introduces a subscription - based analytics model through TIP, complementing existing flight services offered by the Optimus System • Enables integrated solutions by combining aerial ISR, terrestrial mapping, and Insightful analytics for broader operational applications • Enhances Ondas’ position in the ISR market as a provider of both aerial and ground - based intelligence solutions, with NDAA - compliant platforms • Establishes a ground intelligence capability that builds on current deployments, supporting long - term growth and revenue stability Offering autonomous robotic operations and AI - powered platforms for detecting UXOs and buried metal threats — safely, accurately, and without exposing personnel to danger. 4M’s systems and methods minimize the risks of manual scanning and false positives, reduce operator workload, and accelerate results — making them ideal for UXO clearance, infrastructure inspection, and post - conflict land surveys. 1 "World Bank estimate for demining and UXO clearance, 2024" www.ondas.com ACTIVE MINE Forward - Looking Statements Statements made in this fact sheet that are not statements of historical or current facts are "forward - looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward - looking statements as a result of a number of factors, including the risks discussed in our most recent Annual Report on Form 10 - K and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward - looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.